EXHIBIT 99.1

The Scotts Miracle-Gro Company	NEWS
Scotts Miracle-Gro Announces Results of Annual Shareholders’ Meeting
Carl Kohrt appointed to fill a vacancy on the Board of Directors
     MARYSVILLE, Ohio (January 31, 2008) – Shareholders of The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, today re-elected four members of its Board of Directors for a term that expires in 2011.
     Re-elected to the Board during the Company’s Annual Meeting of Shareholders were Jim Hagedorn, chairman and chief executive officer of ScottsMiracle-Gro; Karen G. Mills, president of MMP Group; Nancy Mistretta, a member of Russell Reynolds Associates; and Stephanie Shern, founder of Shern Associates LLC.
     Separately, the Board of Directors appointed Carl F. Kohrt to fill the vacancy created with the retirement, effective today, of Gordon Brunner. Kohrt is president and chief executive officer of Battelle, an international science and technology firm that explores emerging areas of science, develops and commercializes technology and manages laboratories for customers.
     “ScottsMiracle-Gro and its shareholders are fortunate to have a board member of Carl’s caliber joining us,” said Jim Hagedorn, chairman and chief executive officer. “Innovation is critically important to our continued success and I am confident that Carl’s rich background will help ScottsMiracle-Gro further enhance our focus in this area. I also want to thank Gordon Brunner, whose insights and contributions helped us over the last several years.”
     During the Annual Meeting, Hagedorn told shareholders he believes “the state of our business remains strong.”
     “Our job and focus in 2008 is to have programs and products in place that keep the consumer engaged and help us once again out-perform the industry,” Hagedorn said. “It is with good reason that all of us here feel good about what we’re seeing in our business and for our prospects for future growth.”
     An archive of the Company’s 2008 Annual Shareholders’ Meeting is available on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
About ScottsMiracle-Gro

With $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Vice President
Investor Relations & Corporate Affairs
937-578-5622